Exhibit 99.2

Consent of Qatalyst Partners LP

September 26, 2025

We hereby consent to the use in the proxy statement/prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934 that forms part of the Registration Statement on Form S-4 of Palo Alto Networks, Inc. of our opinion dated July 30, 2025 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Qatalyst Partners LP, CyberArk’s Financial Advisor”; “Risk Factors—Risks Factors Relating to the Merger”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the CyberArk Board and Reasons for the Merger”; “The Merger—Projected Financial Information”; and “The Merger—Opinion of Qatalyst Partners LP, CyberArk’s Financial Advisor”.

/s/ Qatalyst Partners LP
Qatalyst Partners LP